MAINSTREET BANKSHARES, INC.

News Release

For Immediate Release: April 21, 2008

MainStreet BankShares, Inc., ("MainStreet"), in Martinsville, Virginia held its Annual Meeting of Shareholders on Thursday, April 17, 2008 at The Franklin Center in Rocky Mount, Virginia. At the meeting, the shareholders elected two directors to Class A to serve until the 2011 Annual Meeting of Shareholders, or in the case of each director, until his or her successor is duly elected and qualifies. Directors elected were Larry A. Heaton and Michael A. Turner. Directors continuing in office are Joseph F. Clark, William L. Cooper, III, C. Laine Dalton, J. Mac Deekens, Danny M. Perdue and Joel R. Shepherd (Chairman).

Also, effective April 17, 2008 was the retirement of Morton W. Lester as a director of MainStreet due to the age requirement. Mr. Lester was honored at the Annual Meeting. He was an organizing director of MainStreet.

At the meeting, Larry A. Heaton, President and Chief Executive Officer, reported MainStreet's first quarter earnings. During the first quarter of 2008, MainStreet BankShares, Inc. experienced net income of $516,225 or $.30 per basic share compared to net income of $575,869 or $.33 per basic share for the same period in 2007. MainStreet had total assets of $216.6 million at March 31, 2008, an increase of $10.8 million, or 5.25% over total assets at December 31, 2007. Mr. Heaton stated, "2008 will be a challenging year and even though earnings declined somewhat from 2007, I am still pleased due to the current economic environment."

MainStreet is the bank holding company for Franklin Community Bank, N.A. ("Franklin Bank") and MainStreet RealEstate, Inc.

Contact: Larry A. Heaton, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412